Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Exchange Act, the undersigned hereby agree to the joint filing with each other on behalf of each of them to such a statement on Schedule 13D with respect to the common stock, $0.001 par value (including shares of common stock issuable upon conversion of notes and exercise of warrants) of Prospect Global Resources Inc. beneficially owned by each of them. Each of the undersigned hereby expressly authorizes each other party to file on its behalf any and all amendments to such statement. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: May 23, 2012

VERY HUNGRY LLC

By:	/s/ Brian Fleischmann
Name:	Brian Fleischmann
Title:	Manager

HEXAGON INVESTMENTS, LLC

By:	/s/ Brian Fleischmann
Name:	Brian Fleischmann
Title:	Executive Vice President

SCOTT J. REIMAN

/s/ Scott J. Reiman
Scott J. Reiman